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                                                                    EXHIBIT 6(q)

                              ASSUMPTION AGREEMENT

AGREEMENT made as of April 1, 2002 between NORTHERN TRUST INVESTMENTS, INC. ("NTI") and NORTHERN TRUST GLOBAL INVESTMENTS (EUROPE) LIMITED ("NTGIE"), each a wholly-owned direct or indirect subsidiary of THE NORTHERN TRUST COMPANY.

     WHEREAS, Northern Funds is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, NTI currently serves as investment adviser to the Fixed Income Fund (the "Fund") of Northern Funds pursuant to an Investment Advisory and Ancillary Services Agreement dated July 31, 2000, as amended, and an Assumption Agreement between NTI and Northern dated January 1, 2001 (together the "Investment Advisory Agreement"); and

     WHEREAS, the parties desire to have NTI and NTGIE act jointly as investment advisers with respect to the Fund pursuant to the Investment Advisory Agreement.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

     1. NTGIE hereby assumes jointly with NTI all rights and obligations of NTI under the Investment Advisory Agreement with respect to the Fund, and NTGIE and NTI shall hereafter act jointly as investment advisers with respect to the Fund pursuant to the Investment Advisory Agreement and shall be jointly responsible for all of the services provided to the Fund thereunder.

     2. NTI and NTGIE hereby represent that (i) the management personnel of NTI responsible for providing investment advisory services to the Funds under the Investment Advisory Agreement, including the portfolio managers and the supervisory personnel, will continue to provide the same services for that Fund, and (ii) NTI and NTGIE remain wholly-owned direct or indirect subsidiaries of Northern are part of the Northern Trust Global Investments business unit of Northern Trust Corporation, which integrates the firm's portfolio management, research and trading for clients. Consequently, NTI and NTGIE believe that the assumption does not involve a change in actual control or actual management with respect to the investment adviser for the Funds.

     3. The parties hereby agree that this Assumption Agreement shall be attached to and made a part of the Investment Advisory Agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

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Attest:    /s/ Diane Anderson                        NORTHERN TRUST INVESTMENTS, INC.
           -------------------------------


                                                     By         /s/ Eric Schweitzer
                                                                ------------------------------------------
                                                                           (Authorized Officer)


Attest:    /s/ Diane Anderson                        NORTHERN TRUST GLOBAL INVESTMENTS
           -------------------------------           (EUROPE) LIMITED



                                                     By         /s/ Nicholas Ring
                                                                ------------------------------------------
                                                                           (Authorized Officer)
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